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                                  Exhibit 99.1

     Press Release dated October 22, 1998 in relation to approval of new west coast facility for processing of fresh-cut corn and potato products under the Green Giant(R) Fresh brand name.
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CONTACT:                                                              [EPL LOGO]

EPL Technologies, Inc.
Investor Relations Department, Philadelphia
Bruce Crowell, Chief Financial Officer
Timothy B Owen, Asst. Secretary & Treasurer
(610) 521-4400
                                                2 International Plaza, Suite 245
                                                     Philadelphia, PA 19113-1507
                                                               Tel: 610-521-4400
                                                               Fax: 610-521-5985
FOR IMMEDIATE RELEASE

         EPL TECHNOLOGIES RECEIVES APPROVAL FOR NEW WEST COAST FACILITY
              FOR PROCESSING OF FRESH-CUT CORN AND POTATO PRODUCTS
                    UNDER THE GREEN GIANT(R) FRESH BRAND NAME

October 22, 1998 - Philadelphia, PA -- EPL Technologies, Inc. (NASDAQ:EPTG) today announced that EPL has received formal approval from the Sholl Group II, exclusive licencee of the "GREEN GIANT(R) FRESH" brand from the Pillsbury Company, to use a new 74,200 sq ft facility, located in Camarillo, California and operated by EPL's Newcorn Co affiliate, for fresh produce processing. As a result of this approval, shipments of fresh-cut corn under the "GREEN GIANT(R) FRESH" brand will begin immediately. The Company expects that sales of this "GREEN GIANT(R) FRESH" product will supplement its existing sales of fresh-cut corn made under the Company's two current regional brands into regional markets.

Paul L. Devine, President and Chief Executive Officer of the Company, said:
"This approval is a milestone in our development and marks the latest step in our strategy to raise the profile of our food product offerings made possible by our proprietary technologies and food science expertise. We believe that the power of the "GREEN GIANT(R) FRESH" brand will further fuel the tremendous growth that we have been experiencing in our corn business."

Mr. Devine also reiterated the Company's earlier statement that EPL intends to make fresh-cut corn available nationally on a year round basis and intends to grow its corn business to revenues currently expected to reach up to $100 million per annum by 2002, from the approximately $3 million generated in the first half of 1998.

The Company also announced that work on a second new fresh-cut corn processing facility in the Midwest was progressing on-schedule, and that it believed this 35,000 sq ft plant will also be approved for shipment of "GREEN GIANT(R) FRESH" branded corn products before the 1998 year end. The Company currently expects this second facility will allow additional geographic penetration of the national fresh-cut corn market, with shipments targeted principally at the Midwest and East Coast markets of the U.S.

In a coordinated development, the Company announced the relocation of its fresh-cut potato processing activities from an approved, outsourced, co-packer facility in Sacramento to the new produce processing facility in California. This facility has also been formally approved for continued shipment of fresh-cut potato products under the "GREEN GIANT(R) Fresh" brand. Mr. Devine also stated: "With the increasing volumes we are seeing, we felt it important to gain more control over our processing capability. By combining the two production lines for corn and
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potatoes into the one facility at this time, we can improve overall operational efficiencies immediately, by leveraging our in-house skills and knowledge. We believe this has been borne out by the relatively minimal disruption we have seen in shipments of fresh-cut potato products during this transition. As we continue to grow, we will review our practice of using co-packers to roll out our fresh-cut potato products in other regions of the U.S."

EPL Technologies, Inc. develops, manufactures and markets proprietary processing aids, packaging technologies and scientific and technical services, which are designed to maintain the quality and integrity of fresh-cut produce. In its most recent quarter ended June 30, 1998, the Company reported revenues of $16,370,772, as compared with revenues of $8,899,804 for the six months ended June 30, 1997.

This press release contains certain forward-looking statements regarding the Company's expectations as to the future expansion and development of its business, including achieving revenues of $100m per annum, of which there can be no assurance. Actual results may vary materially from these expectations. Meaningful factors that may cause actual results to be different from expectations include, but are not limited to, (i) the Company's product development and sales process, which remains lengthy and resource-intensive,
(ii) the uncertainty of demand for or market acceptance of the Company's products and (iii) personnel and production requirements and related difficulties in managing multiple product lines.


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